Exhibit 99.1

Permianville Royalty Trust Announces Monthly Cash Distribution
and Filing of Annual Report on Form 10-K

HOUSTON, Texas—(BUSINESS WIRE)—March 18, 2019

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.076357 per unit, payable on April 15, 2019 to unitholders of record on March 29, 2019. The net profits interest calculation represents reported oil production for the month of December 2018, reported natural gas production during November 2018, as well as receipt of certain previously delayed cash revenues held by third-party operators. The calculation includes accrued costs incurred in January 2019, as well as proceeds from the previously announced small asset sale and mineral lease bonus that closed in January 2019.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	57,592	1,858	697,875	23,263	$45.48	$3.53

As previously announced, Enduro Resource Partners LLC sold its interests in the oil and gas properties underlying the Trust (the “Underlying Properties”) to COERT Holdings 1 LLC (the “Sponsor”). The table above includes one-time volumes associated with recently received cash revenues that had previously been held by a number of third-party operators as they completed their reporting transition to the Sponsor. The Sponsor estimates that the volumes associated with this catch-up in reporting for the March 2019 distribution represent 28% and 48% of the current month reported production for oil and gas, respectively. The Sponsor estimates that a significant majority of the previously announced delayed cash receipts have now been accounted for, but continues to work with operators to further improve the reporting timing.

Recorded oil cash receipts from the Underlying Properties totaled $2.6 million for the current month on realized wellhead prices of $45.48/bbl. Recorded natural gas cash receipts from the Underlying Properties totaled $2.5 million for the current month on realized wellhead prices of $3.53/mcf. The one-time suspense revenues described above accounted for an estimated 33% and 48% of the reported oil and natural gas cash receipts, respectively, for the current month. The decrease in recorded oil cash receipts was a direct result of the December 2018 drop in WTI oil prices.

Total accrued operating expenses for the period were $2.0 million, which were flat month-over-month from December 2018. Capital expenditures were $0.0 million in the month of January 2019, but are likely to be higher in future months. As previously disclosed, the expenses associated with the one-time received revenues were previously accrued for in prior months.

Recent Developments

As previously announced, in January 2019, the Sponsor completed the sale of certain of the Underlying Properties located in Glasscock County, Texas for a total purchase price of approximately $62,000 (approximately $49,000 net to the Trust’s 80% net profits interest). Also in January 2019, the Sponsor entered into a lease arrangement with a private equity-backed operator with respect to a portion of the mineral rights relating to certain of the Underlying Properties located in Gaines County, Texas (no current production is associated with these mineral acres), for total proceeds of $160,000 ($128,000 net to the Trust’s 80% net profits interest). The proceeds from these transactions attributable to the Trust’s interests were applied to offset costs and expenses attributable to January 2019 for the March 2019 distribution.

Filing of Annual Report on Form 10-K

The Trust’s Annual Report on Form 10-K for the year ended December 31, 2018 has been filed with the SEC. The Annual Report on Form 10-K is available in the “SEC Filings” section of the Trust’s website at www.permianvilleroyaltytrust.com, as well as on the SEC’s website at www.sec.gov. Trust unitholders have the ability to request a printed copy of the Annual Report on Form 10-K, which contains the Trust’s audited financial statements, free of charge (via first class mail) by sending a written request to Permianville Royalty Trust, The Bank of New York Mellon Trust Company, N.A., 601 Travis Street, 16th Floor, Houston, TX 77002.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from the Sponsor with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which could decline or remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust, reserves for anticipated future expenses and the continuing transition process following the sale of the Underlying Properties to the Sponsor. Volumes and revenues reflected in the current period are, and in certain future periods during this transition process may be, higher than expected as delayed revenues are received by the Sponsor and are not indicative of future production and revenues. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 18, 2019. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555